EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254
FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer (800) 225-0135 • (214) 528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2009
Dallas, Texas, August 14, 2009 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the second quarter and six months ended June 30, 2009.
For the quarter, Hallwood reported net income of $3.6 million, or $2.34 per share, compared to a net loss of $1.3 million, or $(0.87) per share, in 2008.
For the six months, net income was $6.5 million, or $4.28 per share, compared to net income of $236,000, or $0.15 per share, in 2008. The 2008 three and six month results included an equity loss from the Company’s Hallwood Energy, L.P. affiliate in the amount of $9.2 million and $12.1 million, respectively.
Following is a comparison of results for the 2009 and 2008 periods:
Operating Income. For the 2009 and 2008 quarters, operating income, primarily from textile products operations, was $5.8 million and $7.6 million, on revenue of $44.3 million and $47.1 million, respectively.
For the 2009 and 2008 six months, operating income was $10.6 million and $13.8, on revenue of $84.0 million and $91.1 million, respectively.
Decreased revenue and operating income were primarily due to a decrease in the commercial market segment, as well as sail cloth, flag and other customer products affected by the current economic downturn. Sales of specialty fabric to U. S. military contractors of $32.0 million and $60.4 million in the 2009 second quarter and six month periods, respectively, were comparable to the 2008 sales of $32.0 million and $60.1 million, respectively.

Other Income (Loss). Other income (loss) consists of equity losses from the Company’s minority investment in its Hallwood Energy, L.P. affiliate, interest expense, and interest and other income.
For the 2009 and 2008 second quarters, other income (loss) was a loss of $49,000 and $9.3 million, respectively, including an equity loss from its energy investment of $9.2 million in the 2008 quarter.
For the 2009 and 2008 six months, other income (loss) was a loss of $110,000 and $12.5 million, respectively, including an equity loss from its energy investment of $12.1 million in the 2008 period.
Income Tax Expense (Benefit). For the 2009 second quarter, income taxes was an expense of $2.2 million, which included a non cash deferred federal tax expense of $1.8 million, a current federal tax expense of $62,000, and state tax expense of $375,000. For the 2008 second quarter, the income taxes was a benefit of $372,000, which included a non cash deferred federal tax benefit of $686,000 and state tax expense of $314,000.
For the 2009 six months, income taxes was an expense of $4.0 million, which included a non cash deferred federal tax expense of $3.3 million, a current federal tax expense of $62,000, and state tax expense of $618,000. For the 2008 six months, income taxes was an expense of $1.1 million, which included a non cash deferred federal tax expense of $121,000 and current state tax expense of $973,000.
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The following table sets forth selected financial information for the three months and six months ended June 30, 2009 and 2008.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$44,317	$47,134	$83,984	$91,121

Operating income	$5,831	$7,614	$10,611	$13,836
Other income (loss)	(49)	(9,316)	(110)	(12,506)

Income (loss) before income taxes	5,782	(1,702)	10,501	1,330
Income tax expense (benefit)	2,213	(372)	3,978	1,094

Net income (loss)	$3,569	$(1,330)	$6,523	$236

PER COMMON SHARE:
BASIC
Net income (loss)	$2.34	$(0.87)	$4.28	$0.16

Weighted average shares outstanding	1,525	1,521	1,525	1,521

DILUTED
Net income (loss)	$2.34	$(0.87)	$4.28	$0.15

Weighted average shares outstanding	1,525	1,521	1,525	1,523

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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